Exhibit 10.5
SERACARE LIFE SCIENCES, INC.
Amendment No. 1 to the
Fiscal 2009 Director Compensation Program
March 27, 2009
Amendment to Board Cash Compensation
As of April 1, 2009, the Fiscal 2009 Director Compensation Program of SeraCare Life Sciences, Inc. (the “Company”) is amended such that the cash component of each Board member’s Board and committee compensation shall be reduced by 20%, and the Company shall grant to each Board member shares of the Company’s common stock equal in number to (1) the U.S. dollar amount equal to the 20% reduction in the cash component of his or her Board and committee compensation, divided by (2) the greater of U.S. $1.00 or the closing price per share of the Company’s common stock on the first trading day of the quarter when payment is due. The resulting share totals shall be rounded down to the nearest whole share and any fractional amount shall be paid in cash. The above formula for calculating the number of shares to be granted shall also be used to determine other quarterly stock issuances to each Board member.